Exhibit 99.1

                 Mace Reports Profit of $.03 Per Share
for the 2nd Qtr of 2005, and a 262% Increase in Security Segment Sales
                       for the 2nd Qtr of 2005


    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Aug. 9, 2005--Mace Security International, Inc. ("Mace" or "the Company") (Nasdaq:MACE), a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities, today announced a profit of $.03 per share for the three months ended June 30, 2005. Mace also announced a 262% sales increase in the Security Segment, rising from approximately $2.0 million in the second quarter of 2004 to approximately $7.2 million in the second quarter of 2005.
    The Company is pleased with the continued sales growth and the profitability of its Security Segment. For the quarter ended June 30, 2005, the Security Segment represented approximately 39% of the Company's sales, which is a substantial increase from approximately 16% for the second quarter of last year. Mace continues to explore the sale of its car and truck washes with the goal of using the proceeds to fund further expansion of its Security Segment.

    Financial Results - First Half of 2005 compared to First Half of
2004

    Total revenues for the six months ended June 30, 2005 were $35.6 million compared to $25.3 million for the same period in 2004. The increase in revenues over last year was primarily due to revenues from the Security Segment, which increased from $3.9 million in the first half of 2004 to approximately $13.6 million in first half of 2005, an increase of approximately $9.7 million, or 251%.
    Revenues from the Car and Truck Wash Segment increased by approximately $610,000, or 2.9%, in the first half of 2005 compared to the same period in 2004, primarily the result of an improvement in weather resulting in a 4.2% increase in car wash volume, partially offset by the divesture of two car wash facilities during the first half of 2004. The increase in revenues from the Security Segment was principally due to internal growth in sales to security system installers, and $7.2 million of sales generated by two businesses we acquired in July of 2004.
    Gross profit as a percentage of revenues remained constant at approximately 28% for both the first half of 2005 and 2004. The gross profit percentage for 2005 was comprised of 29% for the Security Segment and 27% for the Car and Truck Wash Segment, while the 2004 percentage was comprised of 36% for the Security Segment and 27% for the Car and Truck Wash Segment. The decrease in gross profit percentage in the Security Segment was primarily the result of growth in sales of advanced imaging components and video equipment sold by Industrial Vision Source ("IVS"), increased sales of monitors which typically have gross profit margins lower than other security products, and an increase in sales to distributors.
    Selling, general and administrative ("SG&A") expenses for the first six months of 2005 increased by $2.4 million over the first six months of 2004, primarily due to the expansion of the Security Segment. The increases were in the areas of advertising costs and marketing, selling and administrative personnel costs as staff was added to handle planned growth of the Security Segment. Additionally, corporate overhead costs increased approximately $260,000 in the first half of 2005 over the same period in 2004, primarily in the areas of insurance, audit and consulting, and compensation costs.
    Operating income for the first half of 2005 was approximately $1.4 million as compared to $1.1 million in the first half of 2004. The increase was principally the result of the increased revenues from both the Security and Car and Truck Wash Segments, partially offset by the aforementioned increase in SG&A expenses. Net income was $450,000, or $0.03 per share, and $203,000, or $0.02 per share, for the six months ended June 30, 2005 and 2004, respectively.

    Financial Results - Second Quarter of 2005 compared to Second
Quarter of 2004

    Total revenues for the three months ended June 30, 2005 were $18.8 million compared to $12.6 million for the same period in 2004. The increase in revenues over last year was primarily due to revenues from the Security Segment, which rose from approximately $2.0 million in the second quarter of 2004 to $7.2 million in second quarter of 2005, an increase of approximately $5.2 million, or 262%.
    Revenues from the Car and Truck Wash Segment increased by $924,000, or 8.7%, in the second quarter of 2005 compared to the same period in 2004, primarily the result of an improvement in weather resulting in a 12.7% increase in car wash volume, partially offset by the divesture of two car wash facilities during the first half of 2004. The increase in revenues from the Security Segment was principally due to internal growth in sales to security system installers, and $3.7 million of sales generated by two businesses we acquired in July of 2004.
    Gross profit as a percentage of revenues increased to 29% for the second quarter of 2005 compared to 27% for the same period in 2004. The gross profit percentage for 2005 was 30% for the Security Segment and 28% for the Car and Truck Wash Segment, while the 2004 percentage was 34% for the Security Segment and 26% for the Car and Truck Wash Segment. The decrease in gross profit percentage in the Security Segment was primarily the result of growth in sales of advanced imaging components and video equipment sold by IVS, increased sales of monitors which typically have gross profit margins lower than other security products, and an increase in sales to distributors. The increase in the Car and Truck Wash Segment gross profit percentage was primarily due to an increase in wash volume combined with reductions in certain direct operating expenses including an improvement in labor costs as a percentage of revenues.
    SG&A expenses for the second quarter of 2005 increased by approximately $1.2 million over the second quarter of 2004, primarily due to the expansion of the Security Segment. The increases were in the areas of advertising costs and marketing, selling and administrative personnel costs as staff was added to handle planned growth of the Security Segment. Additionally, corporate overhead costs increased approximately $139,000 in the second quarter of 2005 over the same period in 2004, primarily in the areas of insurance, audit and consulting, and compensation costs.
    Operating income for the second quarter of 2005 was $1.0 million as compared to $429,000 in the second quarter of 2004, an increase of $579,000, or 135%. The increase was principally the result of the increased revenues from both the Security and Car and Truck Wash Segments, partially offset by the aforementioned increase in SG&A expenses. Net income was $439,000, or $0.03 per share, in the second quarter of 2005 compared to a loss of $14,000 in the same period of 2004.
    The Company's net book value was $66.9 million, or $4.38 per share, at June 30, 2005. In addition, Mace had $101 million in total assets, including $14.3 million of cash and short-term investments at June 30, 2005.
    Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements'' within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on the Company and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for the year ended December 31, 2004, and Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005. This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.


                             TABLES FOLLOW



                  Mace Security International, Inc.
                Consolidated Statements of Operations
             (In thousands, except per share information)
                             (Unaudited)


                                          Six Months Ended June 30,
                                         -----------------------------
                                              2005           2004

                                         -------------- --------------
Revenues
  Car wash and detailing services        $      18,100  $      17,476
  Lube and other automotive services             1,664          1,825
  Fuel and merchandise sales                     2,248          2,101
  Security sales                                13,611          3,879
                                         -------------- --------------
                                                35,623         25,281
Cost of revenues
  Car wash and detailing services               12,769         12,413
  Lube and other automotive services             1,291          1,407
  Fuel and merchandise sales                     1,948          1,826
  Security sales                                 9,657          2,498
                                         -------------- --------------
                                                25,665         18,144

Selling, general and administrative
 expenses                                        7,382          5,008
Depreciation and amortization                    1,189            994
                                         -------------- --------------

Operating income                                 1,387          1,135

Interest expense, net                             (894)          (929)
Other income                                       211            111
                                         -------------- --------------
Income before income taxes                         704            317

Income tax expense                                 254            114
                                         -------------- --------------

Net income                               $         450  $         203
                                         ============== ==============

Per share of common stock (basic and
 diluted):
Net income                               $        0.03  $        0.02
                                         ============== ==============

Weighted average shares outstanding
  Basic                                     15,271,132     12,978,459
  Diluted                                   15,582,547     13,389,706



                  Mace Security International, Inc.
                Consolidated Statements of Operations
             (In thousands, except per share information)
                             (Unaudited)


                                         Three Months Ended June 30,
                                         -----------------------------
                                              2005           2004

                                         -------------- --------------
Revenues
  Car wash and detailing services        $       9,388  $       8,565
  Lube and other automotive services               873            895
  Fuel and merchandise sales                     1,265          1,142
  Security sales                                 7,247          2,003
                                         -------------- --------------
                                                18,773         12,605
Cost of revenues
  Car wash and detailing services                6,580          6,126
  Lube and other automotive services               637            703
  Fuel and merchandise sales                     1,096          1,000
  Security sales                                 5,079          1,317
                                         -------------- --------------
                                                13,392          9,146

Selling, general and administrative
 expenses                                        3,774          2,537
Depreciation and amortization                      599            493
                                         -------------- --------------

Operating income                                 1,008            429

Interest expense, net                             (443)          (450)
Other income (expense)                             122             (1)
                                         -------------- --------------
Income (loss) before income taxes                  687            (22)

Income tax expense (benefit)                       248             (8)
                                         -------------- --------------

Net income (loss)                        $         439  $         (14)
                                         ============== ==============

Per share of common stock (basic and
 diluted):
Net income                               $        0.03  $       (0.00)
                                         ============== ==============

Weighted average shares outstanding
  Basic                                     15,271,132     13,495,889
  Diluted                                   15,509,261     13,495,889



    CONTACT: Mace Security International, Inc.
             Eduardo Nieves, Jr., 856-778-2300
             www.mace.com